Exhibit 99

For Immediate Release	For Investor Inquires, contact:
January 28, 2004	Thomas K. Peck
2004-03	317/808-6168

For Media Inquires, contact:
Donna M. Hovey
317/808-6137

Duke Realty Announces Fourth Quarter Earnings

Common and Preferred Stock Dividends Also Announced

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the fourth quarter of 2003 was $49.7 million on revenues of $213.1 million, compared to $21.6 million on revenues of $184.8 million for the fourth quarter last year.  On a per share basis, fourth quarter net income available for common shareholders was $0.36 per share compared with $0.16 per share for the fourth quarter of 2002, a 125.0 percent increase.  For all of 2003, net income available for common shareholders was $1.19 per share, compared with $1.14 per share in 2002, a 4.4 percent increase.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Diluted funds from operations available for common shareholders (“FFO”) were $106.2 million for the fourth quarter of 2003 versus $75.3 million for the same period in 2002.  On a per share basis, fourth quarter FFO increased 41.7 percent to $0.68 compared to $0.48 for the fourth quarter of 2002.  For the year ended December 31, 2003, FFO was $2.45 per share compared to $2.36 per share in 2002, an increase of 3.8 percent.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

Summary of Accounting Changes

Included in the Company’s financial statements is the effect of its adoption of the SEC’s July 31, 2003 Staff Policy Statement that clarifies the application of FASB-EITF Topic D-42, “The Effect on the Calculation of

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Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”  This resulted in reductions in net income and FFO, on a diluted basis, for the third and fourth quarters of 2002 of $645,000 and $7.5 million, respectively.  Additionally, in the fourth quarter of 2003, Duke redeemed its Series H Preferred units, which had a carrying value higher than the redemption amount.  This resulted in a $3.0 million positive adjustment to Minority Interest in Earnings of Preferred Unitholders.

The Company has also adopted recent guidance from the SEC requiring the inclusion of impairment adjustments in the calculation of FFO.  The Company has restated its basic and diluted FFO for 2002 and 2003 to reflect these charges.  Impairment adjustments were $9.4 million and $500,000 for the years ended December 31, 2002 and 2003, respectively.  The following table summarizes the effect of the adoption of the SEC’s guidance regarding impairment adjustments and of FASB-EITF Topic D-42 on the Company’s diluted net income and FFO per share:

	Three months ended December 31, 2003	Three months ended December 31, 2002	Year ended 2003	Year ended 2002
Diluted EPS before accounting change	$0.34	$0.21	$1.17	$1.19
EITF D-42 Adjustment	$0.02	$(0.05)	$0.02	$(0.05)
Reported Diluted EPS	$0.36	$0.16	$1.19	$1.14

	Three months ended December 31, 2003	Three months ended December 31, 2002	Year ended 2003	Year ended 2002
Diluted FFO before accounting change	$0.66	$0.59	$2.43	$2.48
EITF D-42 Adjustment	$0.02	$(0.05)	$0.02	$(0.05)
Impairment Adjustment	—	$(0.06)	—	$(0.06)
Reported Diluted FFO	$0.68	$0.48	$2.45	$2.36

Additionally, the Company’s Board of Directors declared a quarterly dividend of $.46 per common share, or $1.84 per share on an annualized basis.  The dividend is payable on February 27, 2004 to common shareholders of record on February 12, 2004.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	March 17, 2004	March 31, 2004
Series D	DREPRD	$.46094	March 17, 2004	March 31, 2004
Series I	DREPRI	$.52813	March 17, 2004	March 31, 2004
Series J	DREPRJ	$.41406	February 16, 2004	March 1, 2004

Commenting on Duke’s performance, Denny Oklak, President and Chief Operating Officer, stated,

“In 2003 we achieved our goal of improving occupancy, which allowed us to return to year-over-year growth in FFO per share in the third and fourth quarters.  We are pleased to have increased total in-service occupancy by more than 2.2 percent, driven by strong performance from our industrial portfolio in the second half of the year.  In 2004, occupancy improvement continues to be our primary focus.”

Property information at December 31, 2003 was as follows:

•                  The Company’s 884 in-service properties totaling 106.2 million square feet were 89.3 percent leased compared to 88.6 percent at September 30, 2003 and 87.1 percent at year-end 2002.

•                  The Company’s value creation pipeline at year-end 2003 totaled $341.4 million, including $94.5 million of developments with an expected stabilized return of 10.1 percent that Duke plans to own indefinitely after completion; $71.4 million of developments with an expected stabilized return of 9.7 percent that the Company plans to sell within approximately one year of completion; and a $175.6 million backlog of third-party construction volume with an expected 7.8 percent pre-tax profit margin.

•                  Including projects under development, the Company’s total portfolio at the end of the fourth quarter consisted of 899 properties totaling more than 109 million square feet that were 88.9 percent leased.

The Company also disclosed the following information for the fourth quarter of 2003:

•                  In the fourth quarter, Duke renewed 74.6 percent of leases up for renewal, totaling 3.1 million square feet, on which it attained a 4.9 percent growth in net effective rents.  For the year, the Company renewed 8.1 million square feet, or 72.3 percent of leases up for renewal, with an average increase in net effective rents of 1.4 percent.

•                  Same property net operating income increased 1.4 percent for the fourth quarter of 2003 compared to the fourth quarter of 2002 and decreased 3.5 percent for all of 2003.

•                  During the fourth quarter, the Company sold $127.3 million of properties at an average capitalization rate of 9.1 percent including $45.3 million from its held for sale portfolio that resulted in $9.0 million of after tax net income.

•                  Duke’s interest and fixed-charge coverage ratios in the fourth quarter were 4.6 and 3.3, respectively, and its debt-to-total market capitalization ratio was 30.8 percent at December 31, 2003 compared to 32.7 percent at December 31, 2002.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning these risks.

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,100 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt.  Duke owns interests in more than 109 million square feet of properties, has over 1,000 employees and owns or controls approximately 3,800 acres of undeveloped land that can support more than 60 million square feet of future development.

A copy of the Company’s December 31, 2003 supplemental information fact book will be available by 7:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. EST to discuss its fourth quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
Operating Results	2003	2002	2003	2002

Revenues from continuing operations	$213,135	$184,768	$789,866	$766,652
Earnings from rental operations	46,906	49,389	185,012	216,612
Earnings from service operations	10,414	3,671	21,821	30,270
Net income available for common shareholders - Basic	49,711	21,568	161,911	153,969
Net income available for common shareholders - Diluted	55,010	23,828	179,457	171,695
Funds from operations available for common shareholders - Basic	93,737	65,700	335,989	321,886
Funds from operations available for common shareholders - Diluted	106,191	75,321	382,237	370,774

Per Share:
Net income available for common shareholders - Basic	$0.37	$0.16	$1.19	$1.15
Net income available for common shareholders - Diluted	$0.36	$0.16	$1.19	$1.14
Funds from operations available for common shareholders - Basic	$0.69	$0.49	$2.48	$2.40
Funds from operations available for common shareholders - Diluted	$0.68	$0.48	$2.45	$2.36
Dividend payout ratio of funds from operations	67.7%	94.8%	74.9%	76.9%
Weighted average shares outstanding
Basic - Net income and Funds from operations	136,105	134,935	135,595	133,981
Diluted - Net income	151,661	150,692	151,141	150,839
Diluted - Funds from operations	156,660	155,700	156,144	156,854

Balance Sheet Data	December 31 2003	December 31 2002

Net real estate investments	$4,851,248	$4,702,788
Total assets	5,561,249	5,348,823
Total debt	2,335,536	2,106,285
Shareholders’ equity	2,666,749	2,617,336
Common shares outstanding at end of period	136,594	135,007

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended December 31
	2003			2002
	Amount	Wtd. Avg Shares	Per Share	Amount	Wtd. Avg Shares	Per Share
Net Income Available for Common Shares	$49,711	136,105	$0.37	$21,568	134,935	$0.16
Add back:
Minority interest in earnings of unitholders	5,299	14,523		2,260	14,949
Other common stock equivalents		1,033			808
Fully Diluted Net Income Available for Common Shares	55,010	151,661	$0.36	23,828	150,692	$0.16
Adjustments:
Depreciation and Amortization	53,695			44,735
Company Share of Joint Venture Depreciation and amortization	4,603			4,316
(Earnings) loss from depreciable property sales	(9,574)			(21)
Dilutive effect of Convertible Preferred D Shares	2,457	4,999		2,463	5,008
Dilutive effect of Convertible Preferred G Units	0	0		0	0
Fully Diluted Funds From Operations Available for Common Shares	$106,191	156,660	$0.68	$75,321	155,700	$0.48

	Year Ended December 31
	2003			2002
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$161,911	135,595	$1.19	$153,969	133,981	$1.15
Add back:
Minority interest in earnings of unitholders	17,546	14,685		17,726	15,442
Other common stock equivalents		861			1,416
Fully Diluted Net Income Available for Common Shares	179,457	151,141	$1.19	171,695	150,839	$1.14
Adjustments:
Depreciation and Amortization	196,234			175,621
Company Share of Joint Venture Depreciation and amortization	18,839			17,598
(Earnings) loss from depreciable property sales	(22,141)			(5,949)
Dilutive effect of Convertible Preferred D Shares	9,848	5,003		9,856	5,008
Dilutive effect of Convertible Preferred G Units	0	0		1,953	1,007
Fully Diluted Funds From Operations Available for Common Shares	$382,237	156,144	$2.45	$370,774	156,854	$2.36

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